Exhibit 99.1

Mobiquity Acquires Remaining 52% Stake in Advangelists

Transaction Expected to Produce in Excess of $10 Million in Sales in 2019;

Potential for Accelerated Growth in 2020 and Beyond

NEW YORK, May 14, 2019 (PR NEWSWIRE) -- Mobiquity Technologies, Inc. (OTCQB: MOBQ), a leading technology provider in next generation mobile advertising media space announced a series of transactions in which it acquired the remaining 52% of Advangelists formerly owned by Glen Eagle Acquisition, LLC (“GEA”) for $600,000 in cash and the assumption of a $7.5 million installment note payable to the former owners of Advangelists. The note was originally issued by GEA as part of GEA’s consideration to acquire their 52% Advangelists’ membership interest in the December 2018 merger transaction in which Mobiquity acquired its original 48% interest. This transaction provides Mobiquity 100% ownership of Advangelists.

“The Advangelists solution set has been the key differentiating factor and a critical factor for Mobiquity’s growth since December of last year,” commented Dean Julia, CEO of Mobiquity. “We believe that the acquisition of the remaining stake in Advangelists has the potential to unlock significant revenue growth opportunities for Mobiquity.”

“We also believe that under our full control and leadership, the combined operations can accelerate client acquisition, expand existing client relationships, and realize a wide range of operation cost synergies. We are very optimistic that this transaction can produce faster scaling, and more profitable financial results for our shareholders going forward,” concluded Mr. Julia.

Thomas M. Arnost, Executive Chairman of Mobiquity Technologies, added, “100% Mobiquity ownership of Advangelists was always our goal, so this transaction represents the achievement of another major milestone by the Mobiquity team, as we continue to successfully execute on our vision. I believe, the completion of this transaction will prove to be very beneficial to all our shareholders.”

About Mobiquity Technologies

Mobiquity Technologies, Inc. (OTCQB: MOBQ), is a mobile first, next generation, platform-as-a-Service (PaaS) company for data and advertising. The company maintains the largest location database available to advertisers and marketers through their data services division. Our corporate website is (www.mobiquitytechnologies.com). Through Mobiquity Technologies’ Advangelists subsidiary (www.advangelists.com), the company also provides programmatic advertising technologies and precise mobile data insights on consumer behavior.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes of competition, possible loss of customers, and the company’s ability to attract and retain key personnel. For more information, please contact us at: press@mobiquitytechnologies.com